AMENDMENT NO. 2

TO

AMENDED AND RESTATED BYLAWS

OF

THE GABELLI CONVERTIBLE AND INCOME SECURITIES FUND INC.

Effective: August 17, 2022

On August 17, 2022, the Board of Trustees of The Gabelli Convertible and Income Securities Fund Inc. (the “Fund”), in accordance with the Fund’s Amended and Restated Bylaws (the “Bylaws”), as amended, and the Maryland General Corporation Law, approved and adopted the following amendment to the Bylaws, to be effective immediately:

Article II, Section 7 of the Bylaws is hereby deleted in its entirety and replaced with the following:

ARTICLE II

SECTION 7.        Voting.

(a)        Except as otherwise provided by statute or the Charter, each holder of record of shares of stock of the Corporation having voting power shall be entitled at each meeting of the stockholders to one (1) vote for every share of stock standing in his name on the records of the Corporation as of the record date determined pursuant to Section 9 of this Article II.

(b)        With respect to the election of one or more directors, (i) other than a Contested Election, the affirmative vote of a plurality of all the votes cast at a meeting of stockholders shall be the act of such stockholders with respect to the election of directors, and (ii) with respect to a Contested Election, the affirmative vote of a majority of the shares outstanding and entitled to vote for the election of any director or directors shall be the act of such stockholders with respect to the election of directors, in each case at any meeting at which a quorum is present with respect to the vote on the election of such director(s). Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.

(c)        “Contested Election” shall mean any election of directors in which the number of persons nominated for election as directors by shares entitled to vote for such directors in accordance with Section 13 of Article II hereof exceeds the number of directors to be elected by shares entitled to vote for such directors, with the determination that any election of directors is a Contested Election to be made by the Secretary or other officer of the Corporation prior to the time the Corporation mails its initial proxy statement in connection with such election of directors. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more persons nominated for election as a director by shares entitled to vote for such director are withdrawn such that the number of persons nominated for election as director by shares entitled to vote for such director no longer exceeds the number of directors to be elected by shares entitled to vote for such directors, such election shall not be considered a Contested Election. The determination of whether an election is a Contested Election shall be made on a proposal-by-proposal basis and it is expressly acknowledged that, in the event different classes or series of shares are entitled to vote for different directors, a Contested Election may occur for some director seats but not others at the same meeting of stockholders.

(d)        A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless a different vote is required by statute or by the Charter or these Bylaws.